December 23, 2002

Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:

I have reviewed the amended 8-K/A-2 for Basic Technologies, Inc. (Commission file number 0-27635) dated November 26, 2002. We agree with its content.

We do not have any disagreements with the Management of Basic Technologies, Inc. or their financial statements.

Basic Technologies, Inc. still owes auditing fees of $4,500 relating to the June 30, 2002 fiscal year.

Please do not hesitate to call our office for further clarification.

Regards,

David Hall, Partner

Cc:  Clifford Neuman, Attorney for Company
       Gary Brown, Board Member of Company
        Sam Cordovano, CPA (new Auditor)